Exhibit 10.9

TIME BROKERAGE AGREEMENT

By and Between

Atlantic Media Group, Inc.

and

Vision Communications, Inc.

April 28, 1994

18.	Payola and Conflicts of Interest		19

19.	Broker’s Compliance with Law		19

20.	No Sub-Brokering		20

21.	Indemnification		20
	A.	Broker’s Indemnification of Atlantic	20
	B.	Atlantic’s Indemnification of Broker	21
	C.	Procedure for Indemnification	21
	D.	Insurance	24

22.	Atlantic’s Events of Default		24

23.	Broker’s Events of Default		27

24.	Termination Upon Order of Governmental Authority		31

25.	Additional Representations, Warranties and Covenants		32
	A.	Mutual Additional Representations, Warranties and Covenants	32
	B.	Finders	32
	C.	Atlantic’s Additional Representations, Warranties and Covenants	33
	D.	Broker’s Additional Representations, Warranties and Covenants	33

26.	Sale of Station To Broker		33

27.	Procedure for Termination		34
	A.	Upon Broker’s Events of Default	34
	B.	Upon Broker’s Failure to Enter Into or Maintain Fox Affiliation Agreement	34
	C.	Upon Certain Atlantic’s Events of Default	35
	D.	Upon Government Termination	35
	E.	Upon Force Majeure	36

28.	Notices		36

29.	Modification and Waiver		37

30.	Construction		37

31.	Headings		37

32.	Assignment		37

33.	Counterparts		38

34.	Entire Agreement		38

35.	No Partnership or Joint Venture Created		38

36.	Severability		38

37.	Legal Effect		39

38.	No Party Deemed Drafter		39

39.	Arbitration		39
	A.	Generally	39
	B.	Notice of Arbitration	39
	C.	Selection of Arbitrator	40
	D.	Conduct of Arbitration	40
	E.	Enforcement	41
	F.	Expenses	41

TABLE OF DEFINITIONS

Term	Page Defined

AAA Rules	39
Additional Local Programming	13
Additional Syndicated Programming	12
Arbitration Notice	40
Atlantic	1
Atlantic’s Event of Default	24
Atlantic’s Termination Notice	34
ATV	33
Broker	1
Broker’s Event of Default	27
Broker’s Termination Notice	36
Claimant	21
Commencement Date	3
Communications Act	1
Consideration	19
Disputes	39
Disputing Person	39
FCC	1
Final Determination	40
Governmental Termination Event	31
HDTV	33
Indemnifying Party	21
Losses	20
Mandatory Cessation Date	35
Option Agreement	2

Term	Page Defined

Station	1
Station Bank Account(s)	9

v

TIME BROKERAGE AGREEMENT

THIS TIME BROKERAGE AGREEMENT is made this 28th of April, 1994, by and between Atlantic Media Group, Inc., a South Carolina corporation (“Atlantic”), and Vision Communications, Inc., a Delaware corporation (“Broker”).

WHEREAS, Atlantic is authorized to construct and operate a new television broadcast station on Channel 21 at Florence, South Carolina, with the call sign WFIL (the “Station”), pursuant to authorization issued by the Federal Communications Commission (“FCC”); and

WHEREAS, Broker has entered into an agreement to purchase the assets of broadcast station WPDE-TV, Florence, South Carolina; and

WHEREAS, the parties hereto have carefully considered the Communications Act of 1934, as amended (the “Communications Act”) and the FCC’s time brokerage policies adopted pursuant thereto, and intend that this Agreement in all respects comply with such Communications Act and policies; and

WHEREAS, the Florence, South Carolina television and advertising markets are highly competitive and will remain so, unaffected by the transactions contemplated hereunder; and

WHEREAS, Atlantic desires to enter into this Agreement to facilitate the construction of the Station and to provide a regular source of diverse programming and income to sustain the operations of the Station; and

WHEREAS, Broker desires to provide an over-the-air program service to the Florence, South Carolina area using the facilities of the Station; and

WHEREAS, Atlantic agrees to provide time exclusively to Broker on terms and conditions that conform to policies of the Station and the FCC for time brokerage arrangements and that are as set forth herein; and

WHEREAS, Broker agrees to utilize the Station’s transmitting facilities solely to broadcast programming of Broker’s selection that conforms with the policies of Atlantic and with all rules, regulations and policies of the FCC, and as set forth herein; and

WHEREAS, Atlantic maintains, and shall continue to maintain during the term of this Agreement, ultimate control over the Station’s facilities including control over the Station’s finances, personnel and programming; and

WHEREAS, contemporaneously herewith, the parties hereto have entered into: (1) an Option Agreement (the “Option Agreement”) granting to Broker or Broker’s assignee an option to purchase substantially all of the assets used in connection with the operation of the Station, and to obtain the assignment of the Station’s FCC licenses to Broker or Broker’s assignee (and capitalized terms herein which are not otherwise defined herein shall have the same meanings as stated in the Option Agreement) and (2) a Transmission Facilities and Studio Construction and Lease Agreement;

NOW, THEREFORE, in consideration of the foregoing, and of the mutual promises set forth herein, and for other good and valuable consideration, the sufficiency of which Atlantic and Broker hereby acknowledge, Atlantic and Broker, intending to be bound legally, hereby agree as follows:

1.         Overall Purpose and Term; Renewal Option.  In accordance with the terms and limitations set forth herein: (a) Broker shall construct at its own expense transmission, including microwave, and studio facilities for the Station and shall program the Station, promote the Station and its programming, sell commercial and other time on the Station and bill for and collect the payments for time sales on the Station; and (b) Atlantic will lease such transmission and studio facilities from Broker, maintain the Station’s transmitting and microwave relay facilities, and make said facilities available to Broker. Subject to the terms of this Agreement, each party hereby warrants and covenants that it will fulfill said obligations, and its other obligations specified herein, to the fullest extent permitted by law (including the FCC’s rules and policies) in a diligent, reasonable manner.

Broker shall begin its time brokerage activities with regard to the Station pursuant to this Agreement upon the commencement of Station program tests, and said date shall be referred to herein as the “Commencement Date.” The term of this Agreement shall be a period of five (5) years from the date on which Broker acquires the assets of broadcast station WPDE-TV, Florence, South Carolina, or from April 8, 1994, whichever occurs first. Broker also shall have the option to extend this agreement for one successive five (5) year term, on the same terms and conditions as this Agreement, by giving notice of its intent to exercise such option not less than six months prior to the expiration of the initial term.

2.         Construction and Lease of Facilities.  Broker shall construct at its own expense transmission facilities for the Station (including antenna transmission line, transmitter, and studio-transmitter microwave link equipment) pursuant to agreed on specifications and in accordance with the terms of the FCC construction permit for the Station. Broker also will provide studio facilities for the Station, including studio-transmitter microwave link equipment in full compliance with the FCC’s main studio rules, regulations and policies. Atlantic shall lease such facilities from Broker in accordance with the Transmission Facilities and Studio Construction and Lease Agreement of even date herewith.

3.         Facilities.  Atlantic shall make the Station’s television broadcasting transmission facilities available to Broker for broadcast on the Station of programs selected by Broker, and advertising/commercial announcements sold by Broker, which may originate from Station’s studios, Broker’s studios or from other sources contracted for by Broker. In addition, Atlantic will make available to Broker, at no cost, during the term of this Agreement, exclusive use (other than Atlantic’s own use for the Station pursuant to this Agreement) of all of Atlantic’s studio and production facilities, for Broker’s use in its activities with regard to the Station pursuant to this Agreement and for use by Station WPDE-TV.  Atlantic may use the Station’s studio and production facilities, during the term of this Agreement, for Station public affairs programs and public service announcements, consistent with paragraphs 9 and 10 below.

4.         Payment.  As consideration for Atlantic’s permitting Broker to air its programming on the Station pursuant to this Agreement, Broker shall pay Atlantic as follows:

A.        Five thousand dollars ($5,000)  per month for the period beginning April 1, 1994 through and including the month during which Broker begins providing programming to the Station pursuant to this Agreement.

B.        Beginning on the earlier of September 1, 1994 or the Commencement Date, Broker shall pay Atlantic the sum of ten thousand dollars ($10,000) on the first day of each month. Payments shall continue at this amount for twelve consecutive months.

C.        Beginning on the Commencement Date, in addition to the ten thousand dollars ($10,000) monthly payments referred to in paragraph 4.B. above, an amount equal to Atlantic's operating expenses (including Atlantic's rent pursuant to the Transmission Facilities and Studio Construction and Lease Agreement), as determined in advance by Atlantic and Broker.

D.        Beginning with the first anniversary of Broker’s monthly payment obligations pursuant to Paragraph 4.B, and on every anniversary thereafter, the parties shall recalculate Broker’s payment obligation for the forthcoming twelve-month period. The new monthly payment amount shall be equal to the sum of the following:

1.         Base Amount.  $10,000 per month increased five (5)% percent on the first anniversary, and an additional five (5)% percent on each subsequent anniversary.

2.         Expenses.  Atlantic’s estimated monthly cost of operating the Station for the forthcoming year, including utilities associated with the Station’s transmitting facilities (pursuant to the Transmission Facilities and Studio Lease Agreement), rent to

Broker for the Station’s transmitting and studio facilities, and salaries for the Station’s General Manager and Chief Operator, all based on an operating budget jointly agreed to by Atlantic and Broker.

5.         Responsibilities.

A.       Broker’s Responsibilities.

i.          Broker shall employ and be responsible for paying the salaries, commissions, payroll taxes, insurance and all other related costs for all personnel (other than Atlantic’s employees) involved in the acquisition, compilation, production, broadcast and sale of the Station’s programming and commercial messages, including but not limited to administrative, internal and external sales, traffic, billing, collections, promotion, production, outside talent and master control personnel (but excluding such expenses as incurred by Atlantic for Station programming originated by Atlantic).

ii.         Broker also shall be responsible for paying all promotional expenses in connection with the Station’s programming (but excluding such expenses as incurred by Atlantic for Station programming originated by Atlantic).

iii.        Broker’s personnel shall operate and maintain Atlantic’s studio, production and master control facilities, including maintaining the Station’s program and operations logs, under the supervision of the Station’s General Manager and Chief Operator.

iv.       Broker shall be responsible for its own telephone systems and local and long-distance telephone service and fax costs.

B.        Atlantic’s Responsibilities.

Atlantic shall be responsible for and shall pay all of Atlantic own expenses of operating and maintaining the Station, including, but not limited to:

i.          All lease obligations in connection with property leased to Atlantic;

ii.         Utility bills for utility services at both the Station’s main studio/office location and its tower/transmitter site;

iii.        Telephone system maintenance costs and local exchange and long distance telephone service costs for Atlantic’s telephone system and usage at the Station’s main studio/office location(s) and at the Station’s tower/transmitter site;

iv.       Salaries, payroll taxes, insurance and other related costs of all personnel employed by Atlantic for the Station;

v.        Costs of engineering and technical personnel necessary to assure compliance with the FCC’s rules and policies and maintenance and repair of the Station’s transmitting and microwave relay facilities; and

C.        Additional Responsibilities.

i.          Broker shall be fully responsible for the supervision and direction of its employees, and Atlantic shall be fully responsible for the supervision and direction of its employees.

ii.         Broker and Atlantic shall pay their respective expenses with regard to the Station and in no event will any such payable remain unpaid for more than ninety (90) days unless such payable is being disputed in good faith.

iii.        Except as otherwise mutually agreed, as between Atlantic and Broker, Atlantic is and will continue to be responsible for all obligations of Atlantic pursuant to any contracts of employment of Station employees and any contracts with labor unions to which Atlantic is a party.

D.        Renewal, Modification and Cancellation of Contracts.

Atlantic will comply with all reasonable requests of Broker with respect to the renewal and cancellation of contracts (in accordance with their terms) or the entry into or the modification of contracts which affect Broker’s time brokerage activities with regard to the Station pursuant to this Agreement.

6.         Revenues and Deposits.

A.        Revenues from Post-Commencement Date Broadcast Time Sales and Uses of Station’s Studio/Production Facilities.  Broker shall have the exclusive right to sell, either directly or indirectly through sales representatives, and shall be solely responsible for billing and collecting payments for, all programs and commercials aired on the Station, and production fees for uses of the Station’s studio/production facilities, on or after the Commencement Date until the termination of this Agreement. Broker may contract; and bill in its own name for the sale of broadcast time on the Station and uses of the Station’s studio/production facilities on and after Commencement Date until the termination of this Agreement. Broker also shall have the right to negotiate for, subject to Atlantic’s approval, and to receive, for deposit pursuant to sub-paragraph 6.B. below, all compensation due to the Station from cable television systems pursuant to the “retransmission consent” provisions of the Cable Television Consumer Protection and Competition Act of 1992.

B.        Bank Accounts for Revenues from Broker’s Activities/Payments By Broker from Such Revenues.  Broker shall deposit all sums it receives pursuant to sub-paragraph 6.A. above into a bank account (or accounts) established by Broker, in Broker’s name, exclusively for this purpose (the “Station Bank Account(s)”), and the funds in such Station Bank Account(s) shall be the property of Broker. Broker shall be authorized to endorse payments received in names other than Broker’s (e.g., “WFIL” or “WFIL-TV”) in order to deposit such payments into the Station Bank Account(s).

7.        Station Facilities.

A.        Operation of Station.  Atlantic represents that, upon completion of Station construction, the Station will be operated by Atlantic throughout the term of this Agreement, in all material respects in accordance with the authorizations issued to it by the FCC and all applicable FCC rules, regulations and policies. As of the Commencement Date, Atlantic shall make the

Station available to Broker for program transmissions, at least at ninety five percent (95%) of the Station’s currently authorized effective radiated power, for one hundred sixty-eight (168) hours per week, Sunday through Saturday, except for downtime occasioned by required maintenance and other interruptions contemplated by sub-paragraph 7.B. below and paragraph 16 of this Agreement. Any routine or non-emergency maintenance work affecting operation of the Station at full power shall be scheduled with at least forty-eight (48) hours prior notice to Broker, and shall not take place during a rating period, and to the extent possible Atlantic shall cause such maintenance work to be performed between the hours of 1:00 AM and 6:00 AM Florence local time.

B.        Interruption of Normal Operations.  If the Station suffers any loss or damage of any nature to its transmission or studio facilities which results in the interruption of service or the inability of the Station to operate with its maximum authorized facilities, Atlantic shall immediately notify Broker of such loss or damage and Atlantic shall undertake, subject to Broker’s prior consent, such consent not to be unreasonably withheld, such repairs as are necessary to restore full-time operation of the Station with its maximum authorized facilities as expeditiously as possible following the occurrence of any such loss or damage. If Atlantic is unable to or does not commence such repairs as soon as possible, Broker may do so on Atlantic’s behalf, and may pay for such repairs in accordance with the procedures specified in sub-paragraph 5.D. above.

C.        Studio Location.  Atlantic shall maintain a main studio facility, within the Station’s principal community contour,

and shall staff the Station consistent with the FCC’s rules and policies.

8.         Handling of Station Communications.  Atlantic shall receive and handle mail, faxes, telegraph messages and telephone calls in connection with the Atlantic’s operation of the Station.

9.         Atlantic’s Compliance With FCC Rules and Policies.  Atlantic shall comply in all material respects with all FCC rules and policies applicable to its operation of the Station. Without limiting the foregoing sentence, Atlantic’s obligations shall include ascertaining the needs and interests of the Station’s service area, maintaining the Station’s political broadcasting and public inspection files and the Station’s maintenance logs, meeting equal employment opportunity requirements with regard to Atlantic’s employees, preparing the Station’s quarterly issues/programs lists and making all required FCC filings.

10.       Programming and the Public Interest.  Throughout the term of this Agreement, unless otherwise agreed to by the parties hereto, Broker shall program the Station so as to maintain a general, advertiser-supported, entertainment/sports format, with some mix permitted of home shopping, religious, foreign language and infomercial programming. The Station shall not become predominantly a home shopping, religious, foreign language and/or infomercial station. The programming selected by Broker shall consist of such materials as are determined by Broker to be appropriate and/or in the public interest including, without limitation, public affairs programming, public service announcements, entertainment, news, weather reports, sports, promotional material, commercial material and advertising. Without limiting the foregoing sentence, Broker will program at least a total of one and one-half hours per week of news, public affairs, or other non-sports, non-entertainment programming, between the hours of 6:00 AM and 12:00 Midnight. Generally, Broker will air over the Station an amount of informational programming (which may be news, public affairs or other informational programming, including PSAs) at least equal to the total amount of such programming aired over Station WPDE-TV.

Following the commencement of Broker programming on the Station, Broker’s management personnel as designated by Broker will meet at least twice per month with Atlantic’s Station Manager in order to help formalize Atlantic’s oversight over Broker’s activities at the Station. At such meetings, Atlantic will provide Broker with the results of Atlantic’s ongoing efforts to ascertain the problems, needs and interests of the Station’s service area, so that the programming and public service announcements selected and/or scheduled by Broker will be responsive thereto. In the event Atlantic determines that additional attention should be directed to particular community needs, Broker will cooperate to assure that Station’s locally-produced programming serves those needs. In the event Atlantic decides that additional local programming must be aired over the Station in order to better serve viewers’ problems, needs and interests, Broker will cooperate with Atlantic in producing up to one hour weekly of such programming using the appropriate facilities of Station and staff of Broker. If Atlantic acquires syndicated programming (“Additional Syndicated Programming”) or if Atlantic uses the Station’s staff for the production of local programs in addition to the informational and public affairs programming described above in this paragraph 10 (“Additional Local Programming”) and in addition to the one hour per week specified in the immediately preceding sentence, then all expenses for such additional programming (including fees to Broker for use of Broker’s facilities, in accordance with a schedule adopted by Broker) will be paid by Atlantic and will not be included in the calculation of Broker payments due Atlantic under this Agreement. Such programs will be aired at a mutually agreeable time between 6:00 AM and midnight.

Broker shall provide Atlantic with all documents it receives which are required to be placed in the Station’s political or public inspection files. Broker shall, upon reasonable request by Atlantic, provide Atlantic with information with respect to programs and public service announcements broadcast on the Station which are responsive to the problems, needs and issues facing the residents of the Station’s service area, and Broker’s programming for children, so as to assist Atlantic in the preparation of required programming reports, and will assist Atlantic upon request in compiling such other information which is reasonably necessary to enable Atlantic to prepare other records and reports required by the FCC or other government agencies.

Atlantic shall have the full and unrestricted right to reject, delete and not broadcast any material contained in any part of the programming selected and/or scheduled by Broker which Atlantic in good faith determines is unsuitable for broadcast or the broadcast of which Atlantic in good faith concludes would be contrary to law or the public interest. Atlantic shall retain ultimate control over the Station’s policies and standards, and, in that regard, shall adopt written standards, generally in accordance with industry standards for commercial television broadcast stations, in substantially the same form and substance as Exhibit C attached hereto, for the acceptance of programming material and commercial announcements. Atlantic retains the right to modify such standards to conform to general industry standards or to meet specific FCC rules and policies and to take any other actions necessary for compliance with federal, state and local laws, rules and regulations. Broker hereby covenants, warrants and represents that with regard to the Station it will, at all times during the term of this Agreement, comply in all material respects with such standards for acceptance of programming material and commercial announcements.

11.       Special Programs.  Atlantic reserves the right, in its discretion, to preempt Broker’s programs to broadcast special programs on occasion concerning issues or events of local, regional or national importance in the event that Broker does not broadcast same on its own initiative; however, in all such cases, Atlantic will use its best efforts to give Broker reasonable notice of its intention to preempt programs scheduled by Broker.

12.       Station Identification.  Atlantic will be responsible for the proper broadcast of FCC-required station identification announcements; however, Broker, while conducting its activities with regard to the Station pursuant to this Agreement, shall broadcast all required station identification announcements with respect to the Station in full compliance with FCC rules and policies.

13.       Political Advertising.  Atlantic will be responsible for compliance with the political broadcasting requirements of the Communications Act and the FCC’s rules and policies promulgated thereunder. Broker, while conducting its activities with regard to the Station pursuant to this Agreement, will comply with said political broadcasting requirements, rules and policies. Broker promptly shall supply to Atlantic such information as may be reasonably necessary to permit Atlantic to comply with the lowest unit charge requirements of Section 315 of the Communications Act. To the extent that Atlantic believes necessary in Atlantic’s sole discretion,  Broker  shall  release  to  Atlantic  advertising availabilities and program time as required by the FCC’s rules and policies to permit Atlantic to comply with the reasonable access provisions of Section 312(a)(7) of the Communications Act and the equal opportunities provision of Section 315 of the Communications Act and the rules and policies of the FCC promulgated thereunder; provided, however, that revenues realized by Atlantic as a result of any such release of advertising and programming time shall promptly be remitted to Broker.

14.       Children’s Programming.  Atlantic will be responsible for insuring the Station’s compliance with the Children’s Television Act of 1990 [47 U.S.C. § 303a and 303b], and the rules and policies of the FCC promulgated thereunder, including ensuring that the Station complies with the commercial limits established therein and serves the educational and informational needs of children. Broker, while conducting its activities with regard to the Station pursuant to this Agreement, will comply with said Children’s Television Act and FCC rules and policies by presenting a reasonable amount of children’s programming, including educational/informational programming, and by observing the limitations on advertising. In connection therewith, Broker shall be responsible for preparing all necessary reports and certifications and delivering same to Atlantic for placement in the Station’s public inspection file. Upon delivery of such reports and certifications, they shall be certified by Broker’s general manager as true and correct in all material respects. Such reports and certifications shall include, without limitation, the following: (a) a quarterly report on children’s programming pursuant to Section 73.3526(a)(8)(iii) of the FCC’s rules; and (b) a certificate with respect to compliance with advertising limits in children’s programs pursuant to Section 73.3526(a)(8)(ii) of the FCC’s rules. Such advertising certification shall be in the form of the certificate attached hereto as Exhibit F. In completing each quarterly certificate in the form attached hereto as Exhibit F, Broker shall list the titles of all children’s programs carried in the past quarter in which the advertising limits apply, both local and network, all program segments wherein the allowed commercial limits were exceeded, and a separate memo explaining why any excesses occurred. In carrying out its obligations with respect to children’s programming, Broker shall further maintain records with respect to commercial matter in children’s programming either in the form of logs of programs reflecting the commercial time, tapes of the programs, lists of commercial minutes aired in identified children’s programs, or appropriate certificates from networks and syndicators with respect to compliance with the FCC’s requirements on commercial limits.

15.       Atlantic’s Responsibility For Compliance with FCC Technical Rules.  Atlantic shall retain, on a full time or part time basis, a qualified Chief Engineer who shall be responsible for maintaining the Station’s transmission facilities. Atlantic shall retain a Chief Operator, as that term is defined by the rules and regulations of the FCC (who may also hold the position of Chief Engineer), who shall be responsible for ensuring compliance by the Station with the technical operating and reporting requirements established by the FCC.

16.       Force Majeure.  Each party shall carry standard property and casualty insurance for the property and equipment it owns. If any failure or impairment of facilities or any delay or interruption in the broadcast of programs, or failure at any time to furnish facilities, in whole or in part, for broadcast, occurs due to causes beyond the control of Atlantic, then such failure, impairment, delay or interruption, by itself, shall not constitute a breach of or an event of default under this Agreement and Atlantic will not be liable to Broker for any such failure, impairment, delay or interruption so long as (if Atlantic elects to remedy such failure, impairment, delay or interruption) Atlantic undertakes and continues reasonable efforts, subject to Broker’s consent, such consent not to be unreasonably withheld, to remedy any such failure, impairment, delay or interruption. Promptly thereafter, if it elects to do so by written notice to Broker, Atlantic will obtain any applicable insurance proceeds and apply such proceeds to the cost of remedying such failure, impairment, delay or interruption; provided that, if Atlantic determines that it will not do so, Atlantic will give Broker prompt written notice of such determination. If Atlantic elects not to remedy such failure, impairment, delay or interruption (or does not elect to do so prior to the ninetieth day after such failure, impairment, delay or interruption occurs), then during the six months thereafter Broker may elect to obtain such insurance proceeds and effect such remedy by giving Atlantic written notice to that effect. Whether Atlantic or Broker has elected to effect such remedy, if the insurance proceeds are inadequate to pay the cost of such remedy, Atlantic shall pay the difference.

17.       Trade Secrets and Proprietary Information.  In the event that: (a) any trade secrets or other proprietary information of Broker in connection with this Agreement become known to Atlantic, and (b) such trade secrets and/or proprietary information are not otherwise available in the public domain or known publicly, Atlantic agrees to maintain the confidentiality of such trade secrets and/or proprietary information and not to use or disclose any such trade secrets and/or proprietary information without the prior written consent of Broker (except as required by law, rule or regulation, or by order of any government agency or court).

In the event that: (a) any trade secrets or other proprietary information of Atlantic in connection with this Agreement become known to Broker, and (b) such trade secrets and/or proprietary information are not otherwise available in the public domain or known publicly, Broker agrees to maintain the confidentiality of such trade secrets and/or proprietary information and not to use or disclose any such trade secrets and/or proprietary information without the prior written consent of Atlantic (except as required by law, rule or regulation, or by order of any government agency or court).

The provisions of this paragraph 17 shall continue in effect for two (2) years after the termination of this Agreement.

18.       Payola and Conflicts of Interest.  Broker agrees not to, and to use reasonable efforts to cause its employees who have the ability to cause the broadcast of programs and/or commercial matter on Station not to, accept any consideration, compensation or gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, material, supplies or other merchandise, services or labor (collectively, “Consideration”), whether or not pursuant to written contracts or agreements between Broker and merchants or advertisers, in consideration for the broadcast of any matter on the Station unless the payor is identified, in the broadcast for which Consideration was provided, as having paid for or furnished such Consideration, in accordance with Sections 317 and 507 of the Communications Act [47 U.S.C. §§ 317 and 508] and the FCC’s rules and policies. Broker agrees to execute, and, as a condition of each such employee’s employment, to cause each of Broker’s employees to execute, at least once every calendar year, a payola/conflict of interest affidavit in the form attached hereto as Exhibit D, and Broker agrees to deliver the originals of all such affidavits to Atlantic as expeditiously as possible following their execution.

19.       Broker’s Compliance with Law.  Broker agrees that, throughout the term of this Agreement, Broker will comply with all laws, rules, regulations and policies applicable to the functions performed by it in connection with the Station, including, but not limited to, meeting equal employment opportunity requirements with respect to Broker’s employees performing duties in connection with the Station.

20.       No Sub-Brokering.  Broker will not sell time on the Station to other time brokers who in turn will sell programming time to others. However, nothing in this paragraph or this Agreement shall be interpreted as prohibiting Broker from arranging for the broadcast on the Station of barter programming, as that term is commonly used in the television broadcast syndicated program business.

21.       Indemnification.

A.        Broker’s Indemnification of Atlantic.  Other than with respect to matters described in paragraph 22 below, Broker will indemnify and hold Atlantic and Atlantic’s employees, agents and contractors harmless, including but not limited to reasonable attorney’s fees, from and against all liability, claims, damages and causes of action (“Losses”) arising out of or resulting from acts or omissions of Broker which constitute: (a) libel and slander to the extent not covered by insurance maintained by Broker or Atlantic; (b) willful infringement of trade marks, service marks or trade names to the extent not covered by insurance maintained by Broker or Atlantic; (c) willful or repeated violations of law, rules, regulations, or orders (including the FCC’s rules and policies); (d) willful invasion of rights of privacy or willful infringement of copyrights or other proprietary rights; or (e) breaches of this Agreement. Broker’s obligation to indemnify and hold Atlantic and Atlantic’s employees, agents and contractors harmless against the Losses specified above shall survive any termination of this Agreement until the expiration of all applicable statutes of limitation.

B.        Atlantic’s Indemnification of Broker.  Other than with respect to matters described in paragraph 23 below, Atlantic will indemnify and hold Broker and Broker’s employees, agents and contractors harmless, including but not limited to reasonable attorney’s fees, from and against all Losses arising out of or resulting from acts or omissions of Atlantic which constitute: (a) libel and slander to the extent not covered by insurance maintained by Broker or Atlantic; (b) willful infringement of trademarks, service marks or trade names to the extent not covered by insurance maintained by Broker or Atlantic; (c) willful or repeated violations of law, rules, regulations or orders; (d) willful invasion of rights of privacy or willful infringement of copyrights and other proprietary rights; or (e) breaches of this Agreement. Atlantic’s obligation to indemnify and hold Broker and Broker’s employees, agents and contractors harmless against Losses specified above shall survive any termination of this Agreement until the expiration of all applicable statutes of limitation.

C.        Procedure for Indemnification.  The procedure for indemnification pursuant to sub-paragraphs 21.A. and 21.B. above will be as follows:

i.          Notice.  The party claiming indemnification (the “Claimant”) will give reasonably prompt notice to the party from whom indemnification is claimed (the “Indemnifying Party”) of any claim for which indemnification is sought, whether between the parties or brought by a third party, specifying (i) the factual basis of such claim (to the extent that it is then known to the Indemnifying Party) and (ii) the amount of the claim (to the extent that it is then known to the Indemnifying Party) . If such claim relates to an action, suit or proceeding filed by a third party against the Claimant, such notice will be given by the Claimant not later than the twentieth day after the Claimant received written notice of such action, suit or proceeding; provided that any failure to deliver or delay in delivering such notice on or prior to such twentieth day will relieve the Indemnifying Party of its obligations to the Claimant in respect of such claim only to the extent that the Indemnifying Party is prejudiced by such failure or delay.

ii.         Investigation.  Following receipt of notice from the Claimant of a claim for which indemnification is sought, the Indemnifying Party will have twenty days (or such shorter period of time as is required to respond to the subject litigation or proceeding) to make, at the Indemnifying Party’s expense, such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party, at the Indemnifying Party’s expense, all information relied upon by the Claimant to substantiate such claim.

iii.        Third-Party Claims.  With respect to any claim by a third party pursuant to which such third party seeks only the recovery of an amount of money and as to which a Claimant seeks indemnification under sub-paragraph 21.A or 21.B. above, the Indemnifying Party will have the right (at any time after the Indemnifying Party gives the Claimant written notice wherein the

Indemnifying Party acknowledges that the Indemnifying Party is obligated to indemnify the Claimant in respect of such claim pursuant to sub-paragraph 21.A. or 21.B. above, as appropriate), at the Indemnifying Party’s own expense, to participate in or assume control of the defense of such claim with counsel reasonably satisfactory to the Claimant, and the Claimant will use reasonable efforts to cooperate with the Indemnifying Party in such defense. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant will have the right to participate in the defense of such claim and retain separate co-counsel at its own expense; provided that if the Indemnifying Party requests that the Claimant participate in such defense or if the Claimant reasonably believes that a conflict of interest exists between the Claimant and the Indemnifying Party, then the Indemnifying Party will reimburse the Claimant for the reasonable expenses and fees of the Claimant’s counsel. Without the Claimant’s consent, the Indemnifying Party will not consent to an entry of judgment or settlement of such claim which does not include a release of all liability of the Claimant. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it will be bound by the results obtained by the Claimant with respect to such claim.

iv.        Expedited Response.  If a claim, whether between the parties or by a third party, requires immediate action, the parties will use reasonable efforts to reach a decision with respect to such claim as expeditiously as possible.

D.        Insurance.  Broker and Atlantic each shall maintain broadcasters’ liability insurance policies covering libel, slander, invasion of privacy and the like, general liability, blanket crime, property damage, business interruption, automobile liability, and workers’ compensation insurance in forms and amounts customary in the television broadcast industry, and each of the parties hereto shall name the other as an additional insured under such policies to the extent that their respective interests may appear and shall provide for notice to the other party prior to cancellation thereof. Prior to the Commencement Date, each party shall provide the other with certificates evidencing such insurance, and shall further provide certificates evidencing renewal thereof prior to the expiration of such policies.

22.       Atlantic’s Events of Default.  A “Atlantic’s Event of Default” will occur if:

(a)       Atlantic fails to provide the use of the Station’s transmission facilities or a material portion of the Station’s studio/production facilities to Broker in accordance with paragraph 3 above for any period of five or more consecutive days, or for any five or more days during any period of ten consecutive days;

(b)       A failure or impairment of facilities or delay or interruption in the broadcast of programs, or failure to furnish facilities for broadcast, described in paragraph 16 above, occurs and (i) Atlantic gives Broker written notice to the effect that Atlantic elects not to remedy such failure, impairment, delay or interruption in accordance with paragraph 16 above, or (ii) such failure, impairment, delay or interruption continues for ninety days and, prior to the ninetieth day thereof, Atlantic does not give Broker written notice to the effect that Atlantic elects to remedy such failure, impairment, delay or interruption in accordance with paragraph 16 above;

(c)       Atlantic fails to cure any other breach of this Agreement by Atlantic on or prior to the ninetieth day after Atlantic receives a written request from Broker to cure such default, if such default, if not cured, would have a materially adverse effect on Broker’s activities with respect to the Station pursuant to this Agreement (provided that, so long as Atlantic continues to use reasonable efforts to cure such default, such failure will not constitute an Atlantic’s Event of Default so long as the continuing existence of such default will not have a materially adverse effect on Broker’s activities with respect to the Station pursuant to this Agreement); or

(d)       Atlantic commits repeated, willful breaches of its obligations pursuant to this Agreement which, when considered separately, do not constitute an Atlantic’s Event of Default described in clauses (a) through (c) above but which, when taken together, materially impair Broker’s ability to conduct its activities with respect to the Station in accordance with this Agreement, and Atlantic thereafter commits any such willful breach after having received written notice from Broker to the effect that, if any such willful breach occurs again after more than a reasonable cure period after such notice, Broker may declare that an Atlantic’s Event of Default has occurred pursuant to this sub-paragraph 22(d).

(e)       Atlantic ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of any substantial part of its assets or properties, or if it or its shareholders shall take any action looking to its dissolution or liquidation.

Notwithstanding the foregoing, no fact or circumstance described in this paragraph 22 will constitute an Atlantic’s Event of Default if the existence of such fact or circumstance is proximately caused or contributed to in any material respect by any material breach by Broker of its obligations under this Agreement. Any period provided in this paragraph 22 for the cure of any condition which, if uncured, would constitute an Atlantic’s Event of Default will be tolled from the time Atlantic gives Broker a written notice disputing the existence of such condition and until the end of any accounting or arbitration pursuant to this Agreement or the Option Agreement concerning the existence of such condition or until such dispute is otherwise finally resolved.

23.       Broker’s Events of Default.  A “Broker’s Event of Default” occurs if:

(a)       Broker fails to provide programming for broadcast by the Station for any period of five or more consecutive days, or for any five or more days during any period of ten consecutive days;

(b)       Broker fails to cease or cure, as promptly as possible after Broker receives written request from Atlantic, any violation of applicable law or any rule or regulation which, if not ceased or cured at such time, would have a materially adverse effect on any FCC License which is essential to the operation of the Station as it is operated on the Commencement Date;

(c)       Broker does not cease, as soon as practicable after Broker receives a written request from Atlantic, the broadcast over the Station of any programming which is obscene or indecent;

(d)       Broker commits willful and repeated violations of applicable law or rules or regulations of a type which are not described in sub-paragraph 23(b) above if such willful and repeated violations would have a materially adverse effect on any FCC License which is essential to the operation of the Station as it is operated on the Commencement Date, and Broker thereafter commits any such willful violation after having received written notice from Atlantic to the effect that, if any such willful violation occurs again after more than a reasonable cure period after such notice, Atlantic may declare that a Broker’s Event of Default has occurred pursuant to this sub-paragraph 23(d);

(e)       Broker commits willful and repeated violations of Atlantic’s written standards for acceptance of programming material and commercial announcements described in paragraph 10 above (as in effect from time to time), and Broker thereafter commits any such willful violation after having received written notice from Atlantic to the effect that, if any such willful violation occurs again after more than a reasonable cure period after such notice, Atlantic may declare that a Broker’s Event of Default has occurred pursuant to this sub-paragraph 23(e);

(f)        Broker fails to cure any other breach of this Agreement by Broker on or prior to the ninetieth day after Broker receives a written request from Atlantic to cure such default, if such default, if not cured, would have a materially adverse effect on the operation of the Station by Atlantic if Broker’s activities with respect to the Station pursuant to this Agreement were terminated (provided that, so long as Broker continues to use reasonable efforts to cure such default, such failure will not constitute a Broker’s Event of Default so long as the continuing existence of such default will not have a materially adverse effect on the operation of the Station by Atlantic if Broker’s activities with respect to the Station pursuant to this Agreement were terminated); or

(g)       Broker commits repeated, willful breaches of its obligations pursuant to this Agreement which, when considered separately, do not constitute a Broker’s Event of Default described in clauses (a) through (i) above but which, when taken together, frustrate Atlantic’s activities with respect to the Station in accordance with this Agreement, and Broker thereafter commits any such willful breach after having received written notice from Atlantic to the effect that, if any such willful breach occurs again after more than a reasonable cure period after such notice, Atlantic may declare that a Broker’s Event of Default has occurred pursuant to this sub-paragraph 23(g).

(h)       Broker ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of any substantial part of its assets or properties, or if it or its shareholders shall take any action looking to its dissolution or liquidation.

Notwithstanding the foregoing, no fact or circumstance described in this paragraph 23 will constitute a Broker’s Event of Default if the existence of such fact or circumstance is proximately caused or contributed to in any material respect by any material breach by Atlantic of its obligations under this Agreement. Any period provided in this paragraph 23 for the cure of any condition which, if uncured, would constitute a Broker’s Event of Default will be tolled from the time Broker gives Atlantic a written notice disputing the existence of such condition and until the end of any accounting or arbitration pursuant to this Agreement or the Option

Agreement concerning the existence of such condition or until such dispute is otherwise finally resolved.

24.       Termination Upon Order of Governmental Authority.  A “Governmental Termination Event” will occur if any court or federal, state or local government authority (including the FCC) orders or takes any action which becomes effective and which requires the termination or material curtailment of the Broker’s activities with respect to the Station pursuant to this Agreement; provided that such order or action will no longer constitute a Governmental Termination Event if such action or order is subsequently stayed or ceases to be effective. If any court or federal, state or local government authority announces or takes any other action or proposed action which could result in a Governmental Termination Event, then either Broker or Atlantic may seek administrative or judicial relief therefrom (in which event the other of them shall cooperate with such effort in any reasonable manner requested) and consult with such agency and its staff concerning such matters and, in the event that this Agreement is not terminated, use their best efforts and negotiate in good faith a modification to this Agreement which would obviate any such questions as to validity while preserving, to the extent possible, the intent of the parties and the economic and other benefits of this Agreement and the Option Agreement and the portions thereof the validity of which are called into question. If the FCC designates the license renewal application of the Station for a hearing as a consequence of this Agreement or for any other reason, or initiates any revocation or other proceeding with respect to the authorizations issued to the Atlantic for the operation of the

Station, then Atlantic shall use diligent, reasonable efforts to contest such action and shall be responsible for its expenses incurred as a consequence of such FCC proceeding; provided, however, that Broker shall cooperate and comply with any reasonable request of Atlantic to assemble and provide to the FCC information relating to Broker’s performance under this Agreement. In the event of termination of Broker’s activities with respect to the Station pursuant to this Agreement as a result of any Governmental Termination Event, Atlantic shall cooperate reasonably with Broker to the extent permitted to enable Broker to fulfill advertising or other programming contracts then outstanding.

25.       Additional Representations, Warranties and Covenants.

A.        Mutual Additional Representations, Warranties and Covenants.  Each of Atlantic and Broker represents that it is legally qualified, and has all requisite corporate powers and capacity, to enter into this Agreement, and that the execution, delivery and performance hereof by it shall not constitute a breach or violation of any agreement, contract or other obligation to which it is subject or by which it is bound. Each party hereto represents and warrants that it has taken all necessary corporate and other necessary action to make this Agreement legally binding on such party, and that the individual signing this Agreement on behalf of such party has been fully authorized and empowered to execute this Agreement on behalf of such party.

B.        Finders.  The parties hereto represent and warrant that no broker or finder has been used in connection with the transactions contemplated by this Agreement and the Option Agreement.

C.        Atlantic’s Additional Representations, Warranties and Covenants.  Atlantic makes the following further representations, warranties and covenants:

i.          Authorizations.  Atlantic owns or holds all material licenses and other permits and authorizations reasonably necessary for the construction of the Station (including licenses, permits and authorizations issued by the FCC), and Atlantic (including its Affiliates, principals, employees and agents) will take no action to impair such licenses, permits and authorizations.

ii.         Advanced Television/High Definition Television.  If the FCC gives Atlantic the right to apply for a second Florence area television channel for Advanced Television (“ATV”) or High Definition Television (“HDTV”), Atlantic will submit and prosecute a complete, timely application to the FCC for that purpose, if requested by Broker, provided that Broker shall agree to reimburse Atlantic for all costs and expenses occasioned by such filing and prosecution. If the FCC awards Atlantic such a second Florence area channel, such channel will be included within this Time Brokerage Agreement in the same manner, and under the same terms, as the Station’s current broadcast channel.

D.        Broker’s Additional Representations, Warranties and Covenants.  In carrying out its activities with regard to the Station pursuant to this Agreement, Broker shall comply in all material respects with the terms, provisions and conditions of the Station’s contracts and agreements which are utilized by Broker.

26.       Sale of Station To Broker.  Notwithstanding any other provision of this Time Brokerage Agreement to the contrary, this Time Brokerage Agreement shall terminate (except for the indemnification provisions and Section 17 of this Time Brokerage Agreement, which shall survive any such termination) upon the Closing as defined in the Option Agreement.

27.       Procedures for Termination.

A.        Upon Broker’s Events of Default.  At any time when a Broker’s Event of Default is in existence, Atlantic may give Broker written notice (a “Atlantic’s Termination Notice”) to the effect that Atlantic elects to terminate this Agreement pursuant to this sub-paragraph 27.A; provided that, if the matter of whether a Broker’s Event of Default has occurred is the subject of a dispute pursuant to this Agreement, then this Agreement and the Option will expire instead on the sixtieth (60th) day after the Final Determination of the arbitrator (as defined in paragraph 39.D.) that such Broker’s Event of Default occurred.

B.        Upon Broker’s Failure to Enter Into or Maintain Fox Affiliation Agreement.  Broker may give Atlantic written notice (a “Broker’s Termination Notice”) on or after August 1, 1995 to the effect that Broker elects to terminate this Agreement if the Station has not entered into an affiliation agreement for the Station with the Fox television network. Broker also may give Atlantic such written notice terminating this Agreement if, after the commencement of said Fox affiliation agreement, Fox cancels such affiliation for any reason. If Broker terminates this Agreement pursuant to this sub-paragraph, Broker shall continue to fulfill its obligations under this Agreement for up to one year (including the monthly payments specified in section 4 above). In such circumstance, Atlantic shall have option(s) to purchase the transmission facilities used for the Station, but excluding the tower on which the Station antenna is installed, pursuant to the Transmission Facilities and Studio Construction and Lease Agreement of even date herewith.

C.        Upon Certain Atlantic’s Events of Default.  At any time when an Atlantic’s Event of Default (other than an Atlantic’s Event of Default described in sub-paragraph 22(b) above) is in existence, Broker may give Atlantic written notice (a “Broker’s Termination Notice”) to the effect that Broker elects to end the term of this Agreement pursuant to this sub-paragraph 27.C.; provided that, if the matter of whether an Atlantic’s Event of Default has occurred is the subject of a dispute pursuant to this Agreement, then this Agreement will expire instead on the sixtieth (60th) day after the Final Determination of the arbitrator (as defined in paragraph 39.D.) that such Atlantic’s Event of Default occurred.

D.        Upon Government Termination.   Subject to the termination provisions of sub-paragraphs 27.A., 27.B. and 27.C., if a Governmental Termination Event occurs, then the term of this Agreement will continue until the first to occur of

(a)       the date upon which the activities of Broker and Atlantic are required to be ceased, as mandated by the agency or authority which brought about such Governmental Termination Event (the “Mandatory Cessation Date”), and

(b)       the Acquisition Date (as that term is defined in the Option Agreement); and

(c)       the expiration or the termination of the Option Agreement in accordance with its terms.

E.         Upon Force Majeure.  At any time after an Atlantic’s Event of Default described in sub-paragraph 22(b) has occurred, Broker may give Atlantic written notice (also a “Broker’s Termination Notice”) to the effect that Broker elects to terminate this Agreement pursuant to this sub-paragraph 27.E.

28.       Notices.         All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered to the recipient in person or sent by commercial delivery service or registered or certified mail, postage prepaid and return receipt requested, (c) deemed to have been given on the date received by the recipient (if delivered in person) on the date set forth in the records of the delivery service (if delivered by commercial delivery service) or on the date of receipt (if delivered by certified mail) and (d) addressed as follows:

If to Atlantic:	Albert D. Ervin Atlantic Media Group, Inc. 2920 Midiron Courts Myrtle Beach, SC 29577

with a copy (which shall not constitute notice) to:	Henry A. Solomon, Esq. Haley, Bader & Potts 4350 N. Fairfax Drive Suite 900 Arlington, VA 22203-1633

If to Broker:	Mr. William Christian Vision Communications, Inc. 106 Possum Way Clarks Summit, PA 18411

with a copy (which shall not constitute notice) to:	Howard M. Liberman, Esq. Arter & Hadden 1801 K Street, N.W. Suite 400K Washington, D.C. 20006-1301

or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this paragraph 28.

29.       Modification and Waiver.  No amendment, supplement or modification of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the party against whom enforcement of any such amendment, supplement or modification is sought, and then such amendment, supplement or modification shall be effective only in the specific instance and for the purpose for which given.

30.       Construction.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of South Carolina, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of South Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Wisconsin.

31.       Headings.  The headings in this Agreement are included for ease of reference only and will not control or affect the meaning or construction of the provisions of this Agreement.

32.       Assignment.  This Agreement may not be assigned by either party hereto without the express written approval of the other party hereto; however, this Agreement shall be assignable by Broker to Diversified Communications without consent of Atlantic, and where appropriate in the context and consistent with this provision, the term “Broker” as used herein shall mean and include such assignee.

33.       Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if the signature(s) on each such counterpart were upon the same instrument. This Agreement shall be effective as of the date first above written.

34.       Entire Agreement.  Other than the Option Agreement and the Transmission Facilities and Studio Construction and Lease Agreement, this Agreement represents the sole and entire understanding and agreement between the parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior negotiations and understandings between the parties whatsoever all letters of intent and other writings relating to such negotiations and understandings.

35.       No Partnership or Joint Venture Created.  Nothing in this Agreement shall be construed to create a partnership or joint venture between Atlantic and Broker or to afford any rights to any third party other than as expressly provided herein. Neither Atlantic nor Broker shall have any authority to create or assume in the name or on behalf of the other party any obligation, express or implied, or to act or purport to act as the agent or legally empowered representative of the other party hereto for any purpose.

36.       Severability.  Whenever possible each provision of this Agreement will be interpreted so as to be effective and valid under applicable law. Subject to the provisions of paragraph 23 above, if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise affecting the remainder or such provision or the remaining provisions of this Agreement.

37.       Legal Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, personal representatives, successors and assigns.

38.       No Party Deemed Drafter.  No party will be deemed the drafter of this Agreement and if this Agreement is construed by a court of law such court should not construe this Agreement or any provision against any party as its drafter.

39.       Arbitration.

A.        Generally.  Broker and Atlantic agree that the arbitration procedures described in this paragraph 39 will be the sole and exclusive method of resolving and remedying claims for money damages (including any claim for indemnification pursuant to paragraph 21) arising under this Agreement (“Disputes”). Nothing in this paragraph 39 will prohibit a party from instituting litigation to enforce any Final Determination, as defined in sub-paragraph 39.D. below, or availing itself of any remedy other than money damages. Broker and Atlantic agree that, except as otherwise provided in the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time (the “AAA Rules”), the arbitration procedures described in this paragraph 39 and any Final Determination will be governed by, and will be enforceable pursuant to, the Uniform Arbitration Act as in effect in the State of South Carolina from time to time. No person will be entitled to claim or recover punitive damages in any such proceeding.

B.        Notice of Arbitration.  If Broker or Atlantic (the “Disputing Person”) will give the other person a written notice setting forth the nature of the asserted Dispute. If Broker and

Atlantic do not resolve any such asserted Dispute prior to the tenth business day after such notice is given, then the Disputing Person may commence arbitration pursuant to this paragraph 39 by giving the other person a written notice to that effect (an “Arbitration Notice”), setting forth any matters which are required to be set forth therein in accordance with the AAA Rules.

C.        Selection of Arbitrator.  Broker and Atlantic will attempt to select a single arbitrator by mutual agreement. If no such arbitrator is selected prior to the twentieth (20th) business day after the related Arbitration Notice is given, then an arbitrator who is experienced in matters of the type which are the subject matter of the Dispute will be selected in accordance with the AAA Rules.

D.        Conduct of Arbitration.  The arbitration will be conducted under the AAA Rules, as modified by any written agreement between Broker and Atlantic. The arbitrator will conduct the arbitration in a manner so that the final result, determination, finding, judgment or award determined by the arbitrator (the “Final Determination”) is made or rendered as soon as practicable, and the parties and arbitrator will use their reasonable best efforts to reach a Final Determination no later than the sixtieth day after the arbitrator is selected. Any Final Determination will be final and binding upon Broker and Atlantic there will be no appeal from or reexamination of any Final Determination, except in the case of fraud, perjury or evident partiality or misconduct by the arbitrator prejudicing the rights of Broker or Atlantic or to correct manifest clerical errors.

E.         Enforcement.  Broker and Atlantic agree that a Final Determination may be enforced in any state or federal court having jurisdiction over the subject matter of the related Dispute. For purposes or any action or proceeding instituted with respect to any Final Determination, each of Broker and Atlantic irrevocably submits to the jurisdiction of any such court, irrevocably consents to the service of process by registered mail or personal service, and irrevocably waives, to the fullest extent permitted by law, any objection which it may have as to personal jurisdiction, the laying of venue, and any claim that such action or proceeding has been brought in an inconvenient forum.

F.         Expenses.  The prevailing party in any such arbitration proceeding in connection with this Agreement, also will be entitled to recover from the other party its reasonable attorneys’ fees and disbursements and the non-prevailing party also will be required to pay all other costs and expenses associated with the arbitration or audit (including the fees and expenses of any such arbitrator or Independent Accountant). As part of the Final Determination the arbitrator may designate the prevailing party. In the event that the arbitrator is unable to determine that a party has prevailed in the arbitration or audit, such costs and expenses shall be equitably allocated by the arbitrator upon the basis of the outcome of the arbitration or audit. If the arbitrator or Independent Accountant is unable to allocate such fees on this basis as a result of the outcome, then the costs of arbitration or audit shall be paid equally by the parties and each party shall pay its own expenses. Except as provided in this sub-paragraph 39. F., each party to this Agreement will bear its own costs and expenses (including legal fees and disbursements) in connection with any such proceeding or submission.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date above written.

ATLANTIC MEDIA GROUP, INC. (“Atlantic”)

By:	/s/ [ILLEGIBLE], President

VISION COMMUNICATIONS, INC. (“Broker”)

By:	/s/ William Christian

ACCEPTED:

DIVERSIFIED COMMUNICATIONS

By:	/s/ Carolyn Catlin

DIVERSIFIED COMMUNICATIONS
5 Milk Street
Portland, Maine 04112

March 18, 1994

Vision Communications, Inc.
106 Possum Way
Clarks Summit, PA 18411

Attn: Mr. William Christian

Re:	Atlantic Media Group, Inc.
Time Brokerage Agreement

Gentlemen:

This will confirm our agreement concerning the Time Brokerage Agreement (“TBA”) being negotiated between Vision Communications, Inc. (“Vision”) and Atlantic Media Group, Inc. (“Atlantic”) for the television station authorized an Channel 21 at Florence, South Carolina.

In the event Vision and Diversified Communications (“Diversified”) close on the sale of Station WPDE-TV, Florence, South Carolina, on or prior to March 31, 1994, Diversified hereby renounces and disclaims any direct or indirect rights and interests it may be deemed to have with respect to the operation of Channel 21 pursuant to the TBA.

However, in the event Vision and Diversified do not close on the sale of WPDE-TV to Vision on or prior to Match 31, 1994, Vision hereby assigns to Diversified all of its rights and delegates to Diversified all of its obligations under the TBA, and Diversified hereby accepts all of Vision’s rights and assumes all of Vision’s obligations under the TBA, all effective as of April 1, 1994. Such acceptance and assumption by Diversified is conditioned only upon Vision’s agreement to keep Diversified and its counsel fully informed as to the negotiations with Atlantic concerning the TBA, and the related agreements contemplated by the TBA. Diversified agrees to advise Vision as promptly as possible with respect to its position concerning negotiations relating to the TBA and related agreements with respect to issues that may arise during such negotiations. Furthermore, in the event Vision and Diversified do not close on the sale of WPDE-TV to Vision on or prior to March 31, 1994, and Diversified and Atlantic enter into the TBA and related agreements contemplated by the TBA, Diversified agrees to reimburse Vision promptly for its reasonable engineering and legal fees and expenses incurred in connection with the negotiations with Atlantic.

If this accurately reflects our agreement, please so indicate by signing in the space provided below.

Very truly yours, DIVERSIFIED COMMUNICATIONS

By:	/s/ Paul Clancy
VP/CFO

Agreed to and accepted this 18th day of March, 1994. Vision Communications, Inc.

By:	/s/ William Christian

2

Dear Mr. Ervin:

Pursuant to Sections 1 and 28 of the Time Brokerage Agreement dated April 28, 1994 by and between Atlantic Media Group, Inc. (“Atlantic”) and Vision Communications, Inc., as assigned to Diversified Communications (“Diversified”) pursuant to a Letter Agreement dated March 18, 1994 by and between Atlantic and Diversified (together, the “Time Brokerage Agreement”), we hereby notify you that Diversified is exercising its option to extend the Time Brokerage Agreeme~~n~~t for one successive five-year term. The Time Brokerage Agreement now shall expire on April 8, 2004.

Please feel free to contact me if you have any questions regarding this matter.

Sincerely,

/s/ David Lowell
David Lowell, President

On behalf of Atlantic, I hereby acknowledge receipt and acceptance of the exercise by Diversified of its option extending the Time Brokerage Agreement to April 8, 2004

Atlantic Media Group, Inc.

By:	/s/ Albert D. Ervin
Albert D. Ervin, Vice President

cc. Henry A. Solomon, Esquire